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EXHIBIT 5.1

[SCHRECK BRIGNONE LETTERHEAD]

May 1, 2003

Haggar Corp.
6113 Lemmon Avenue
Dallas, Texas 75209

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Haggar Corp., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), covering the registration of up to Five Hundred Seventy-Five Thousand (575,000) shares (the "Shares") of the Company's common stock, par value $0.10 per share, issuable upon the exercise of options granted pursuant to the Haggar Corp. 2003 Long Term Incentive Plan (the "Plan").

        In rendering the opinions hereinafter expressed, we have examined the Registration Statement, the Plan, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we have deemed necessary as a basis for this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.

        Without limiting the generality of the foregoing, in our examination, we have assumed without independent verification, that (i) each document we reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing a document has sufficient legal capacity to do so, (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original document, and (iv) all corporate records made available to us by the Company and all public records reviewed are accurate and complete.

        The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or "blue sky" laws or regulations.

        On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

        This opinion may not be relied upon by any other person, or used by you for any other purposes, without our prior written consent in each instance.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                      Very truly yours,

                      SCHRECK BRIGNONE
                      /s/ Schreck Brignone

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  EXHIBIT 5.1